EXHIBIT 10.10
<PAGE 1>


                    SPLIT DOLLAR DEATH BENEFITS AGREEMENT



Recitals

         WHEREAS, National Fuel Gas Company (hereinafter called the "Company"), in recognition of the highly valued services of Philip C. Ackerman (hereinafter called the "Executive"), his importance to the success of the Company and its subsidiaries, and the need of his family for greater financial security in the event of his death, has, through its Board of Directors, authorized the adoption of a death benefits agreement benefiting the Executive; and

         WHEREAS, the Executive is consenting to cease participating in a non-contributory group term life insurance program that provides non-contributory basic death benefits equal to 2 times his annual salary while he remains employed by the Company; and

         WHEREAS, the Company desires to recover a reasonable return on the cost of its purchase of life insurance policies for these purposes, if the Executive should die before those policies split;

         NOW THEREFORE, for mutual consideration, the receipt and adequacy of which the Company and Executive each acknowledge, the Company and Executive, for themselves, their beneficiaries and their successors, heirs and assigns, agree as follows:

I.  Other Company Benefits; Beneficiary

         (a) The Executive shall not, during his employment with the Company and its subsidiaries, be eligible to receive any non-contributory group term life insurance from or through the Company or its subsidiaries. (Company shall hereafter mean the Company, its subsidiaries, or both, where appropriate.) However, the Company will provide the Executive with non-contributory accidental death and dismemberment coverage equal to 2 times his annual salary. In other respects, the benefits provided under this Agreement to the Executive shall be separate from and in addition to other benefits that may be offered by the Company to the Executive.

<PAGE 2>
         (b) The Executive (or any party succeeding to Executive's rights hereunder) shall, in writing, from time to time, designate the beneficiary or beneficiaries ("Beneficiary") who shall receive death benefits pursuant to this Agreement. If (i) no Beneficiary is alive at the time the distribution of the moneys to beneficiaries under this Agreement is to be made, (ii) the Company or insurer has received notice, or has reason to believe, that all or certain portions of the moneys to be paid pursuant to this Agreement are subject to adverse claim, or that their allocation is in doubt, or (iii) the Company or insurer has substantial reason to believe that a Beneficiary is incompetent to receive such moneys, whether or not incompetency has been legally adjudicated, or is otherwise incapable of receiving or managing those moneys, as the Company or insurer in its good faith and sole discretion determines, then the Company or insurer may withhold all or a portion of such moneys until such time as issues of competency and capacity are resolved, or until such time as adverse claims and doubts as to allocations are resolved, or may, as it seems appropriate, make the benefit payment to the estate of the Executive or to a trustee, conservator, committee, or guardian of the Beneficiary.

II. Benefits provided to the Company and to Executive's Beneficiary if the Policies have not Split before Executive dies

            (a) After the death of the Executive, if the Policy (as defined in Article III) has not split (see Article IV) before Executive's death, the Policy shall pay to the Beneficiary (i) 24 times the base monthly salary provided by the Company to the Executive ("Base Monthly Salary") at the time of Executive's death, if the Executive dies while employed by the Company, or
(ii) 24 times the Base Monthly Salary for the month prior to the Executive's commencement of retirement. If the Executive has retired on disability retirement and become reemployed by the Company, or if the Executive otherwise becomes reemployed by the Company, the second date of commencement of retirement shall be used for purposes of computing benefits. The Company shall then be entitled to recover, out of the Policy's proceeds and directly from the Policy's insurer, the total of the premiums paid by the Company on the Policy, less any distributions to the Company (including loans) on the Policy.

            (b) If the Policy's death benefits exceed the amounts that are to be paid to the Beneficiary and Company pursuant to paragraph (a), the Company shall be entitled to recover, from the Policy's proceeds and directly from the Policy's insurer, or if necessary, from the Beneficiary who has received

<PAGE 3>
payment of the Policy's proceeds, 100% of that excess. If the Policy's death benefits are inadequate to pay the Beneficiary in full pursuant to paragraph
(a), the Company shall have no obligation for the shortfall, except to the extent the shortfall is due to the Company's receipt of loans or other distributions on the Policy.

            (c) An example of the Company's recovery from the Policy's proceeds hereunder is as follows. If the Company paid $150,000 in premiums on the Policy, and the Policy paid death benefits of $1,000,000, and the Executive's salary was $25,000.00 per month, the Beneficiary would first receive 24 times $25,000, or $600,000. Then, the Company would receive the $150,000 in premiums and the $250,000 excess, or $400,000 in total.

            (d) The Executive agrees that he shall execute all documents and take all other actions that the Company may deem necessary or appropriate to enable it to obtain and secure the recovery from such Policy, from the proceeds thereof, and otherwise, of all of Company's entitlements under this Agreement and interests in the Policy. Among other things, this means that the Executive shall execute a collateral assignment in favor of Company respecting any Policy. Effectively, the Company shall have a first lien on the Policy and its proceeds in order to obtain such security. Also, the Executive shall cooperate with the Company and insurer so that it may obtain and maintain the Policy, and in this connection shall, if necessary, use his best efforts to provide, from time to time, such evidence of insurability as the insurer determines is necessary.

III.  Policy and Premiums

            (a) The Company has paid for or will pay for, from time to time, on behalf of and in the name of the Executive, a policy or policies which insure the Executive's life. This policy or policies are herein referred to as "the Policy". The Executive will own the Policy, although he hereby agrees, in this Agreement and through a collateral assignment designed to help implement this Agreement, to certain limitations upon his ownership rights, and to the transfer to the Company of interests in the Policy; i.e., rights in the Policy equivalent to its rights under this Agreement. Until such time as the split dollar arrangement is terminated pursuant to Article IV, the Executive or his

<PAGE 4>
successor in interest may not assign, pledge, attach, borrow or receive distributions from or otherwise encumber or alienate the Policy, except for the benefit of the Company, without the written consent of the Company. For example, if the Policy is assigned to a trust established by the Executive, or another assignee, such assignee may not assign, pledge, attach, borrow or receive distributions from or otherwise encumber or alienate the Policy without the written consent of the Company. If the Company substitutes a new policy or policies for any Policy, this new policy or policies shall be a Policy for purposes of this Agreement.

            (b)  The Company shall, until the time the Policy "splits" (see
Article IV), use its best efforts to maintain in effect, from a financially strong insurer, the death benefits provided thereby. This normally will require the Company to pay the premiums on the Policy on a timely basis. The Company may use dividends on the Policy to pay those premiums in whole or in part, if same can be done without eliminating, reducing or otherwise impairing the death benefits provided under this Agreement. The Company shall also have the right to substitute a new policy or policies for an old Policy, provided the Executive consents, which consent shall not be unreasonably withheld. In that case, the Company shall have the right to receive the cash surrender value of the Policy to be cancelled or surrendered.

            IV.  Splitting the Policy

            (a) The Policy shall "split" on February 14, 2014, i.e., the Executive's 70th birthday, if he survives to that date. Or, the Executive and Company may only by mutual agreement elect to split the Policy before or after that date. The Executive and Company, at least 90 days prior to the split date, shall provide the insurer of the Policy a written signed direction by which Executive assumes all the Company's rights and obligations under this Agreement and otherwise respecting the Policy, and by which Company gives up it rights in return for the payment described in (b) below. However, the splitting of the Policy shall comply with any other reasonable requirements as may be imposed by the Company, and any requirements of the Policy's insurer.

            (b) When and if the Policy splits, the Company shall recover immediately, or at such other time as it elects, the total of the premiums it paid to maintain the Policy, less any distributions therefrom to the Company (including the then outstanding principal amount of loans to the Company).

<PAGE 5>
This recovery may be in cash or in the form of a paid-up policy having equivalent value, and the Company shall accomplish such recovery out of the values or proceeds of the Policy, or from the insurer of the Policy. If the Company cannot receive full recovery out of those proceeds or from the insurer, the Company may seek recovery from the Executive, his estate, his Beneficiary, or any assignees or successors of Executive's or Beneficiary's rights, if and to the extent any of them have received some or all of those proceeds. Notwithstanding the sentence above, if the Company's inability to obtain full recovery is due to the insurer's default or insolvency, the Company and the Executive shall share in this shortfall in proportion to their interests in the Policy, and the Company shall have no right to seek recovery against the Executive, his estate, or any assignees or successors of Executive's rights.

            (c) After the Policy splits, the Company shall have no rights to or respecting the Policy other than as described in paragraph (b) above; all remaining rights are held by Executive or his Beneficiary, estate, assignee or successor.

V.  Noninterference

            The Executive covenants that neither he, nor his Beneficiary, nor any heirs, successors or assigns of either, shall interfere in any way in the Company's rights under this Agreement. The Executive also covenants that he and such other persons will not take any voluntary action that causes the Policy to fail, lapse or otherwise lack the full dollar coverage for which the Company purchased them, and will cooperate with Company and the insurer in all respects in obtaining and maintaining the Policy.

VI.  Agreement Binding; Termination and Modification

            This Agreement, and any amendments hereto, shall be binding upon the Company, the Executive, and his Beneficiary, and their heirs, legal representatives, successors and assigns. If any part of this Agreement or the application of any part to certain persons or circumstances shall be invalid or unenforceable, the remainder of the Agreement shall continue to be effective. This Agreement may not be terminated or modified by the Company or by the Executive without the written consent of both parties. Any oral modifications or modifications by reason of course of conduct, which shall not subsequently be agreed to in writing, shall be ineffective.


<PAGE 6>
VII.  Assignment, Alienation and Change of Control

            (a) This Agreement, the Executive's rights, benefits and obligations hereunder, and the rights, benefits and obligations of his Beneficiary hereunder, may not be assigned, pledged, attached, delegated or otherwise encumbered or alienated, without the written consent of the Company.

            (b) The Company's obligations under this Agreement may not be assigned, delegated or otherwise alienated except that, in the event of an acquisition or other change of control of the Company, the Company may assign its obligations to the acquirer or entity assuming control if Executive is then alive, if Company gives at least ninety days notice to Executive, and provided that the acquirer or entity assuming control expressly affirms its obligations hereunder.

            (c) This Article shall not be construed to prevent the Executive from revoking or modifying any Beneficiary designation. However, such revocation or modification must be in writing and be actually received by an officer of National Fuel Gas Company before it shall be effective respecting the Company.

VIII.  If Executive Quits or Competes

            The following may occur if the Executive's employment with the Company is terminated prior to his 65th birthday:

            (a) If the Executive's employment is terminated for serious, wilful misconduct in respect of his obligations to the Company, which has damaged or is likely to damage the Company, or if the Executive, before or after the termination of his employment with the Company, shall be employed by any party which is then or becomes engaged in a business enterprise of any sort that is, in any material respect, competitive with the Company, or shall assist any such enterprise in engaging in such competition, or if the Executive shall endeavor, directly or indirectly, to interfere in the business relations of the Company or otherwise harm the Company as it shall reasonably determine, then the Chief Executive Officer of the Company or its Board of Directors may terminate the Executive's rights under this Agreement in whole or in part.


<PAGE 7>
            (b) If none of the events described in (a) above has occurred, the Company may not terminate all of the Executive's rights under this Agreement but may cease paying all or some of the premiums respecting the Policy that may come due after such termination of employment, notwithstanding other provisions of this Agreement, even if that cessation prejudices the Beneficiary's expectation of receiving all or part of his death benefits under this Agreement.

IX.  Miscellaneous

            The laws of the State of New York shall govern this Agreement. The schedule attached hereto provides an example of how this Agreement is intended to operate, but shall not be considered to be a prediction, projection or guarantee in any respect.

            The Executive understands that the benefits provided under this Agreement will or may result in taxable income to him, and the Company reserves the right to implement tax withholding respecting such amounts as and when it may deem it appropriate.

            If the Executive commits suicide, while sane or insane, on or before April 1, 1993, no benefits shall be paid to Executive's Beneficiary or otherwise under this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement at Buffalo, in the County of Erie and State of New York, effective April 1, 1991.

                                                 NATIONAL FUEL GAS COMPANY


By/s/Robert J. Dauer                              By/s/Bernard J. Kennedy
Witness                                                 Bernard J. Kennedy,
                                                       Chairman of the Board,
                                                      Chief Executive Officer
                                                         and President


                                                       EXECUTIVE



By/s/Robert J. Dauer                                  By/s/Philip C. Ackerman
Witness                                                    Philip C. Ackerman